We consent to the reference to our firm under the caption "Experts" and to the inclusion in and incorporation by reference of our report dated March 26, 2002 (except for Note 20, as to which the date is March 29, 2002), included in Cobalt Corporation's Report on Form 8-K/A filed on January 24, 2003, in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-101111), related Prospectus of Cobalt Corporation for the Registration of 7,000,000 shares of its common stock, and related Prospectus Supplement of Cobalt Corporation for the offering of 5,750,000 shares of its common stock.

                                                      /s/ Ernst & Young LLP
Milwaukee, Wisconsin
January 24, 2003